Exhibit 10.15
SETTLEMENT AGREEMENT
AND WAIVER AND RELEASE

This SETTLEMENT AGREEMENT AND WAIVER AND RELEASE (the “Settlement Agreement”) is entered into July 5th, 2011 by and among PETER D. CUREAU, an individual residing at 60 Esopus Drive, Clifton Park, New York 12065 (“Cureau”), CHEMUNG FINANCIAL CORPORATION, a New York corporation and registered financial holding company (“CFC”) and CHEMUNG CANAL TRUST COMPANY, a New York chartered commercial bank organized and existing under the laws of the State of New York and wholly owned subsidiary of CFC (“Chemung Bank”) and together with CFC referred to as “CHEMUNG”).  Both CFC and Chemung Bank have their principal place of business at One Chemung Canal Plaza, Elmira, New York 14902-1522.

R E C I T A L S

WHEREAS, Fort Orange Financial Corp. (“FOFC”), a Delaware corporation was merged with and into CFC, and simultaneously therewith Capital Bank & Trust Company (“Capital Bank”), a wholly owned subsidiary of FOFC was merged with and into Chemung Bank on April 8, 2011 (the “Merger Closing Date”); and

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of October 14, 2010, as amended, by and between FOFC and CFC (the “Merger Agreement), CFC agreed, upon the consummation of the Merger, to assume the obligations of FOFC and Capital Bank (collectively referred to as the “Predecessor Entity”) to Cureau under the terms of the Agreement among the Predecessor Entity and Cureau, dated October 20, 2010 (the “Agreement”)  and the subsequent First Amendment thereto, dated December 28, 2010 (the “First Amendment to Agreement” and collectively with the Agreement sometimes referred to as the “Change in Control Agreement”); and

WHEREAS, Cureau and Chemung desire to amend the terms of the Change in Control Agreement as set forth below.

NOW, THEREFORE, in consideration of the above premises, mutual promises, covenants, agreements, representations and warranties contained in the Change in Control Agreement, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           Amendment of Section 3(a) of the Agreement. Section 3(a) of the Agreement is hereby amended by deleting current Section 3(a) in its entirety and replacing Section 3(a) with a new Section 3(a) to read in its entirety as follows:

(a)           As soon as practicable following Cureau’s execution of an effective Waiver and Release as set forth in Section 3 of this Settlement Agreement, Chemung Bank will pay to Cureau a severance payment equal to $173,967.20. This amount shall be in full satisfaction of any severance payment that was previously agreed to between the Predecessor Entity and Cureau.

2.           Amendment of Section 3(c) of the First Amendment to Agreement.  Section 3(c) of the First Amendment to Agreement is hereby amended by adding the following at the end thereof:

“As soon as practicable following Cureau’s execution of an effective Waiver and Release as set forth in Section 3 of this Settlement Agreement, Chemung Bank shall pay to Cureau an amount equal to $176,032.80, in cash, and in lieu of any other payment, or right, with respect to his Unexercised Options, such amount having been determined in accordance with the formula described in this Section 3(c).  Cureau hereby further  acknowledges and agrees that pursuant to the provisions of this Section 3(c), he has been paid an amount equal to $132,300, in cash, in full satisfaction of his election to exchange the grant of 17,640 shares of FOFC stock for cash pursuant to the Merger Consideration formula provided for in Section 2.4 of the Merger Agreement.”

3.           (a)  Waiver and Release.  Cureau agrees that in consideration for the payments and other benefits he will receive under this Settlement Agreement, he shall hereby release Chemung and the Predecessor Entity (collectively, the “Released Parties”) from all liability, in accordance with the provisions of subparagraphs (b), (c) and (d) below, without revocation thereof, and no payment or benefit hereunder shall be provided to Cureau prior to receipt of such release and the expiration of any period of revocation provided for in the release.

(b) Release. Cureau shall forever release for himself and his agents, representatives, attorneys, insurers, predecessors, successors and assigns (collectively, the “Releasors”) from any and all rights, claims, demands, causes of action, obligations, damages, penalties, fees, costs, expenses and liabilities of any nature whatsoever, which Cureau has had or may have against the Released Parties in connection with any cause or matter whatsoever, whether known or unknown to the Releasors, or the Released Parties, as of the effective date of this release and waiver, and including without limitation, all matters relating to Cureau’s Executive Employment Agreement, dated January 1, 2008 (the “Employment Agreement”), his Change in Control Agreement (as hereinabove defined), his employment with the Predecessor Entity and the termination of such employment, and his service on the Board of Directors of Capital Bank and FOFC, specifically including, but not limited to, any claim arising prior to and including the date this Settlement Agreement is executed under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act (“ADEA”), any claim of discrimination in employment under any other federal, state or local law, any claims for wrongful termination, or any claims or obligation attendant to the Employment Agreement and the Change in Control Agreement, except for obligations owed under this Settlement Agreement.

(c)           Waiver.  Cureau agrees that the consideration he is receiving under this Settlement Agreement to waive his rights or claims under ADEA, or under any federal, state or local law, is over and above anything of value to which he is already entitled under any agreement with the Predecessor Entity and Chemung under any applicable policy, plan or practice of the Predecessor Entity or of Chemung.

(d)           Effective Date; Revocation.  Cureau hereby agrees and acknowledges that he has been advised by Chemung to consult with an attorney prior to executing this Settlement Agreement and has been offered a period of at least twenty-one (21) days within which to consider the terms of this Settlement Agreement.  For a period of seven (7) days following execution, Cureau may revoke this Settlement Agreement and this Settlement Agreement shall not become effective or enforceable until the said revocation period has expired.

(e)           Limited Release by Chemung and the Predecessor Entity. Chemung and the Predecessor Entity acknowledge and agree that as of the date that Cureau’s release becomes effective pursuant to the provisions of Section 3(d) above, Cureau shall be released from any claims that Chemung may have with respect to any losses arising from loans made by Cureau or the Predecessor Entity during Cureau’s employment with the Predecessor Entity that are either currently known or have not been identified by Chemung prior to the date of this release (the “Limited Release”); provided, however that if Chemung is required by its regulators to pursue any such claims (“Directed Claims”) against Cureau, the Limited Release shall be null and unenforceable but only to the extent of the matters covered in the Directed Claims. Cureau hereby acknowledges and agrees that in the event of any unenforceability of the Limited Release, the release and waiver entered into by Cureau pursuant to Sections 3(a), (b), (c) and (d) shall be unaffected and shall continue in full force and effect.

4.           Ratification.  The Change in Control Agreement, except as specifically modified and amended herein, is hereby ratified and confirmed in all respects.

5.           Miscellaneous.

(a)           Governing Law.  This Settlement Agreement shall be construed and enforced in accordance with the laws of the State of New York (exclusive of said State’s conflicts of laws provisions).

(b)           Amendments.                                   Any amendments to this Settlement Agreement shall be in writing and executed by each of the parties hereto.

(c)           Entire Agreement.                                This Settlement Agreement, together with the non-amended provisions of the Agreement and the First Amendment to Agreement, contains the entire understanding of the parties.

(d)           Counterpart Execution. This Settlement Agreement may be executed in multiple counterparts each of which shall be deemed an original and shall become effective when the separate counterparts have been exchanged among the parties.  Facsimile and electronic signatures shall be deemed original signatures for all purposes of this Settlement Agreement.

(e)           Successor and Assigns. This Settlement Agreement shall inure to the benefit of and be binding upon the transfers, successors, assigns, heirs, beneficiaries, executors, administrators, agents and representatives of the parties.

IN WITNESS WHEREOF,  the parties hereto have executed this Settlement Agreement and Waiver and Release effective as of the 8th day following execution by Peter D. Cureau.

CHEMUNG FINANCIAL CORPORATION

By: /s/ Ronald M. Bentley
Ronald M. Bentley
President and Chief Executive Officer

Date: July 5, 2011

CHEMUNG CANAL TRUST COMPANY

By: /s/ Ronald M. Bentley
Ronald M. Bentley
President and Chief Executive Officer

Date: July 5, 2011

PETER D. CUREAU

By: /s/ Peter D. Cureau

Date: July 2, 2011